EXHIBIT 99.1

Donegal Group Inc. Announces Completion of Sale of Donegal Financial Services Corporation

MARIETTA, Pa., March 08, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) announced today that Donegal Group Inc. (“DGI”) and Donegal Mutual Insurance Company (“DMIC”) completed the sale of Donegal Financial Services Corporation (“DFSC”) and its wholly owned subsidiary, Union Community Bank, to Northwest Bancshares, Inc. (“Northwest”) for approximately $85.8 million in a combination of cash and Northwest common stock (NASDAQ: NWBI). Immediately prior to the closing of the merger, DFSC paid a dividend of approximately $29.2 million to DGI and DMIC. Thus, the total proceeds to DGI and DMIC were approximately $115.0 million.

As the owner of 48.2% of DFSC’s common stock, DGI received a dividend payment from DFSC of approximately $14.1 million and consideration from Northwest of approximately $41.4 million. DGI will record its share of DFSC’s net income through the closing date as well as a gain from the sale of DFSC, net of transaction-related expenses, for an estimated combined benefit of approximately $10.9 million, or approximately 39 cents per Class A share, in its results of operations for the first quarter of 2019.

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., commented, “We are pleased to complete the sale of our banking business to Northwest, and we are focusing our full attention on our core property and casualty insurance business. We extend our best wishes to Northwest as they expand their business in Lancaster County, Pennsylvania and beyond.”

Keefe, Bruyette, & Woods, Inc., a Stifel Company, served as financial adviser to DMIC, who is the majority shareholder of DFSC, and Duane Morris LLP served as legal counsel to DGI and DMIC, who are DFSC's two shareholders. Ambassador Financial Group, Inc. served as financial advisor, and Luse Gorman, PC served as legal counsel to Northwest.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

For Further Information:
Jeffrey D. Miller
Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail:  investors@donegalgroup.com